UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2017

Great Elm Capital Corp.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-01211 (Commission File Number)	81-2621577 (IRS Employer Identification No.)

200 Clarendon Street, 51st Floor, Boston, MA (Address of principal executive offices)	02116 (Zip Code)

Registrant's telephone number, including area code (617) 375-3006

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 29, 2017, the registrant issued the press release and published a presentation furnished as exhibits 99.1 and 99.2, respectively, to this report.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of Mr. Davis’s resignation described below, the registrant’s Board of Directors (the “Board”) did not have a majority of independent directors as required by NASDAQ Marketplace Rule 5605(b)(1) and the audit committee of the Board did not have three members as required by NASDAQ Marketplace Rule 5605(c)(2)(A).  The registrant notified the NASDAQ Global Market (“Nasdaq”) of its non-compliance on March 28, 2017.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2017, Eugene I. Davis resigned from the Board.  Mr. Davis’ resignation was not the result of any disagreement with the registrant on on any matter relating to the registrant’s operations, policies or practices.  Mr. Davis was a member of each of the Board’s audit committee, nominating and governance committee and compensation committee.  Mr. Davis’ resignation letter is furnished as exhibit 99.3 to this report.

Item 8.01 Other Events.

On March 29, 2017, the registrant issued a press release furnished as exhibit 99.4 to this report announcing that the registrant intends to make an offer to purchase up to $10 million of its common stock, par value $0.01 per share (the “Common Stock”), at a price per share not less than $11.50 nor more than $12.17.  The registrant will file a Schedule TO and distribute the offer to purchase and related documents to all record holders of Common Stock.

Item 9.01 Financial Statements and Exhibits.

The exhibit index following the signature page to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized as of March 29, 2017.

GREAT ELM CAPITAL CORP.

/s/ Michael J. Sell

By:  Michael J. Sell

Title:  Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release, dated March 29, 2017
99.2	Presentation, dated March 29, 2017
99.3	Resignation letter of Eugene I. Davis
99.4	Press release, dated March 29, 2017